EXHIBIT 11(a)

    STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
           Calculation of Primary Loss Common Share

              (in thousands, except share data)


                                       Three Months Ended March 31,
                                            1994          1993

Loss after income
 taxes and before cumulative
 effect of accounting change                $   (4,314)   $  (636)
Cumulative effect of accounting change          (3,896)         --
Net loss                                    $   (8,210)   $  (636)

Average Number of Shares of
  Common Stock Outstanding                       28,766     28,290

Average Number of Common Stock
  Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method                        1,388      1,296

                                                 30,154     29,586
Primary Loss Per Common Share:
  Before cumulative effect of
    accounting change                       $     (.14)   $  (.02)
  Cumulative effect of accounting
    change                                        (.13)         --
  Loss per share                            $     (.27)   $  (.02)